                                                                   EXHIBIT 10.7

[Rust Letterhead]

                           PERSONAL AND CONFIDENTIAL

                                 July 29, 1996

Otto Knoll
Rust Scaffold Services Inc.
1 Centerpointe Drive, Suite 200
LaPalma, CA 90805

                  Re:      Employment Security Agreement

Dear Otto:

         As you know, WMX Technologies, Inc. ("WMX") has announced certain activities relative to realignment of our businesses. The Company recognizes the uncertainty that accompanies this announcement and wishes to offer you this Employment Security Agreement in appreciation of your past dedicated service and to provide you with peace of mind.

         In consideration for the payments and other security listed below, you agree to continue your employment with the Company and provide your full cooperation and assistance to the Company.

         1. Term. The Term of the Agreement shall be until July 31, 1998.

         2. Base Salary. Your current base salary will not be reduced during the Term and will be subject to normal increases which are in the discretion of management.

         3. Guaranteed Minimum Bonus. Regardless of the amount of your earned bonus under the Management Incentive Bonus Plan ("Plan") (i) if you remain employed with the Company through December 31, 1996, the Company agrees to pay you a minimum bonus equal to 50% of your target bonus under the 1996 Plan; (ii) if you remain employed with the Company through December 31, 1997, the Company agrees to pay you a minimum bonus equal to 50% of your target bonus under the 1997 Plan; and (iii) if you remain employed with the Company through the end of the Term, the Company agrees to pay you a minimum bonus equal to 50% of your target bonus under the 1998 Plan, pro-rated to the end of the Term. The 1997 and 1998 Plans will be on terms at least as favorable as the 1996 Plan.

         4. Completion Bonus. If you remain employed with the Company through the end of the Term, you will receive, in a single lump sum as soon as practicable after the end of the Term, 35% of your 1996 Plan earned bonus and 35% of your 1997 Plan earned bonus.

         5. Transaction Bonus. In the event of a sale of the Company during the Term to an entity unrelated to any WMX affiliated company, if you remain employed with the Company through the closing of the sale, the Company will pay you a transaction bonus equal to two times your monthly base salary as soon as reasonably practicable following the date of the closing. Payment of such bonus will be subject to normal withholding.

         6. Stock Options. Any otherwise exercisable stock options will remain in effect, in accordance with the terms of the stock option plan under which they were issued, during any period of employment with the Company and any subsequent period during which you may be receiving severance pay. However, in the event of a transaction involving the Company which under the terms of the stock option plan would cause the options to terminate, the Company will use its reasonable best efforts to cause the exercisability of the options to be accelerated.

         7. (a) Termination Without Cause. If you are terminated by the Company without Cause prior to the end of the Term, the Company will pay you (i) an amount equal to the greater of (a) the amount of the base salary remaining to be paid during the Term, or (b) one year of continued base salary (payable in the same manner as regular salary), measured by your base salary in effect on the date of your termination, (ii) the bonus payment(s) (determined under paragraph 3) for the balance of the Term, and (iii) the Completion Bonus to be paid under paragraph 4, but determined on the basis of target bonus, as opposed to earned bonus. The Company will also provide you with one year's continued coverage under the Company's medical and dental plans at the rate applicable to active employees. (The one year of continued salary and benefits is hereinafter referred to as the "Severance Period".) Notwithstanding the forgoing, your payments under this paragraph (a) can, at your election, be paid in a single lump sum. If you are terminated by the Company without Cause prior to the closing of the sale of the Company, the Company will pay you the Transaction Bonus determined under paragraph 5.

         (b) Severance. If you are terminated by the Company without Cause after the expiration of the Term of this Agreement and for a period of two years thereafter, you shall be entitled to receive severance equal to two weeks of base salary for each year of service you have with the Company through the date of your termination of employment.

         (c) Cause. For purposes of this Agreement, Cause shall mean any act of dishonesty or theft, willful misconduct, acts of gross negligence or the willful and continued failure or your refusal to perform assigned duties (other than caused by a disability, which for purposes of this Agreement shall mean your total and permanent incapacity to perform the duties you were performing immediately prior to the onset of such disability).

         8. Survivor's Benefit. In the event of your death before the end of the Term, or during the course of any applicable Severance Period, your spouse, if any, shall receive the full (or, if your death occurs during any applicable Severance Period, the remainder of the ) one year of continued base salary and medical and dental coverage set forth in paragraph 7 above. Further, your spouse, if any, shall receive the Guaranteed Minimum Bonus due with respect to the year of your death under paragraph 3 and the Completion Bonus set forth in paragraph 4 above.

         9. Affirmation. As further consideration for the payments and other security set forth above, by signing this Agreement you agree to continue to abide by the covenants and agreements set forth in Exhibit A attached hereto.

         10. Assignment. You may not assign your rights or obligations hereunder. The rights and obligations of the Company hereunder shall inure to the benefit of and shall be binding upon its respective successors and assigns. The Company shall use its reasonable best efforts to ensure that any purchaser of the business of the Company offers the same or substantially equivalent plans as the medical, dental and vehicle allowance plans currently offered by the Company.

         11. General Provisions. (a) This Agreement shall be subject to and governed by the laws of the State of Illinois without regard to its choice of law principles.

                  (b) Failure to insist upon strict compliance with any provision(s) hereof shall not be deemed a waiver of such provision(s) or any other provision hereof. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or a part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

                  (c) This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and you. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

                  (d) The Company's obligation to pay amounts hereunder are subject to its withholding obligations under applicable federal, state and local laws.
                                            RUST SCAFFOLD SERVICES INC.


                                            By       /s/ Donald Chappel
                                                 ----------------------------
                                                     Donald R. Chappel,
                                                     Vice President


         ACCEPTANCE

Agreed to and accepted this 30th day of July, 1996.

By         /s/ Otto K. Knoll
      ---------------------------
         Otto Knoll

                                   EXHIBIT A

COVENANT NOT-TO-COMPETE

         (a) I agree that while I am employed by the Company, I will not, directly or indirectly, compete with the business conducted by the Company.

         (b) I agree that for a period of twelve (12) months after my voluntary termination of employment with the Company or my termination by the Company for
Cause:

                  (i) I will not, within the Restricted Area, accept employment with a competitor of the Company if such competitor provides or offers to provide competitive products or services to persons who are or were customers of the Company within the Restricted Area; and

                  (ii) I will not directly or indirectly sell, attempt to sell, provide or attempt to provide any products or services (in competition with those products or services which I sold or provided on behalf of the Company) to any person:

                           (A) residing or located within the Restricted Area;

                           (B) who was a customer of the Company within the
Restricted Area during the last twelve (12) months of my employment; or

                           (C) to whom I sold, attempted to sell, provided or
attempted to provide such products or services during the last twelve (12) months of my employment with the Company.

I agree that I will comply with the most restrictive of the provisions specified in subsections (i) and (ii)(A) through (C) which is allowed by applicable state law. The parties agree that if enforcement of this agreement is sought, the enforcing court should select the most restrictive provisions appropriate under applicable state law.

         (c) I agree that while I am employed by the Company and for a period of twelve (12) months after termination of my employment for any reason, with or without Cause, I will not directly or indirectly hire, or attempt to hire any employee of the Company nor will I encourage any employee of the Company to terminate employment with the Company.

         (d) "Restricted Area" is the geographic area serviced by any division of the Company for which I performed duties during the last twelve (12) months of my employment with the Company.

         (e) I understand that if I am terminated by the Company for other than Cause, I may go to work for a competitor, but all other provisions of the Covenant shall apply.

Agreement Not-to-Use Classified Information

         I acknowledge that during the term of my employment, I will be making use of, acquiring or adding to the Company's Classified Information. In order to protect the Classified Information: I will not during the term of my employment with the Company or thereafter, in any way utilize any of the Classified Information except in connection with my employment by the Company. I will not copy, reproduce or remove from the Company's premises the original or any copies of the Classified Information and I will not disclose any of the Classified Information to anyone.

                                    PERSONAL AND CONFIDENTIAL

April 15, 1996

TO:               (Division Participant)

FROM:             (Division President)

SUBJECT:          1996 MANAGEMENT INCENTIVE BONUS PLAN
                  PARTICIPATION

As we begin the second quarter of 1996, I want to thank you for your hard work and effort and ask for your continued leadership. We have set aggressive financial and customer service goals for our division in 1996 and we will need to clearly focus ourselves and our people if we are to meet and exceed all our objectives.

I am pleased to inform you of your selection as a participant in the 1996 WMI-RIS Management Incentive Bonus Plan. As a result of the WMX Strategic Review Process, there have been several significant changes made to the incentive bonus plans for 1996. These changes include:

         o         focusing on both financial and non-financial measurements,

         o providing a framework which can be cascaded throughout the organization, and

         o         promoting teamwork at each division.

For 1996, your target bonus has been set at (20-15-8)% of your 1996 base salary. Any actual 1996 bonus payout will be based on the following three measures:

                   Divisional Pre-Tax
                   Divisional Cash Flow
                   Divisional Safety Goals

Everyone at our division who participates in the 1996 management incentive bonus plan will have his/her bonus based upon the same non-financial and financial measurables. This emphasizes "TEAMWORK" and reinforces the fact that only if we cooperate and work together can we achieve out goals.

INSERT FOR LEVELS D1, D2 AND D3B:

         I AM ALSO PLEASED TO INFORM YOU THAT YOU WILL BE ELIGIBLE FOR AN ADDITIONAL BONUS PAYOUT, UP TO 3% OF YOUR BASE SALARY, IF OUR DIVISION ACHIEVES CERTAIN ACCOUNTS RECEIVABLE/DAYS-SALES LEVELS. ACCOUNTS RECEIVABLES REMAIN A MAJOR CONCERN WITHIN OUR DIVISION AND WE NEED YOUR ASSISTANCE IN HELPING REDUCE THESE LEVELS.

Thank you again for all your efforts. I need your continued strong leadership during 1996 as we focus on customer service improvements, teamwork and financial performance.

                  1996 WMI-RIS MANAGEMENT INCENTIVE BONUS PLAN
                              PARTICIPANT SUMMARY
                                    LEVEL-1

                        REPRESENTATIVE POSITION TITLES:
                               DIVISION PRESIDENT
                              AREA GENERAL MANAGER

o        Target incentive award is 30% of December 31, 1996 base salary.

o Participants will be eligible for an additional bonus opportunity of up to 3% based upon the level of Accounts Receivable collection results.

o Maximum incentive award potential, including the Accounts Receivable portion, is 103% of 1996 base salary.

o To qualify for a bonus, an overall prequalification will be a year-end 1996 performance evaluation of 2 or 3, with management reserving the right to revoke or reduce any bonus otherwise payable under the plan for serious non-compliance in any EMS pillar.


BONUS MEASUREMENTS

                                         BONUS          MAX AWARD % OF
CRITERIA                                TARGET%          BASE SALARY
------------------------------------ ------------      -----------------
SAFETY                                   20%                 6.0%

DIVISION PRE-TAX                         60%                70.5%

DIVISION CASH FLOW                       20%                23.5%
                                        ----
ACCOUNTS RECEIVABLE                                          3.0%
                                                            ------

                       TOTAL            100%               103%

------------------------------------------------------------------------


NON-FINANCIAL MEASURES

The Safety Measurement is worth 20% of a participant's target bonus. Bonus awards for this portion will be paid if the safety goals are achieved, regardless if pre-tax/cash flow goals are achieved.

                  1996 WMI-RIS MANAGEMENT INCENTIVE BONUS PLAN
                              PARTICIPANT SUMMARY
                                    LEVEL-1

GENERAL PLAN INFORMATION

o Financial calculation of pre-tax goal achieved must include the accrual for all bonus payments which are anticipated to be achieved under the respective bonus plans in the current year.

o An additional Accounts Receivable incentive to collect customer payments in a timely manner has been added for 1996.

o In the event that a participant's target award level changes during the plan year, the individual's award will be pro-rated based on the time that he or she participated in each target award level category.

o        1996 bonus awards will be made using December 31, 1996 base salary.

o If a participant's employment is terminated (either voluntarily or involuntarily) during the plan year for any reason, any incentive bonus award otherwise earned will be forfeited.

o All awards will be paid in cash, minus applicable withholding and taxes, prior to February 27, 1997. Individuals must be on the active payroll at the time of payout in order to be eligible for bonus award.

o The Company may, in its sole discretion, amend or terminate this plan any time.

                  1996 WMI-RIS MANAGEMENT INCENTIVE BONUS PLAN
                              PARTICIPANT SUMMARY
                                    LEVEL-1

BONUS CALCULATION

Bonus awards due for the financial measurement portions will be determined by using the following matrices:

                           WMI-RIS DIVISION MATRICES


======================================                      =======================================
         WMI-RIS DIVISION                                          WMI-RIS DIVISION CASH FLOW
             PRE-TAX                                                  20% of Bonus Target
       60% of Bonus Target
======================================                      =======================================
                               % of                                                         % of
% of                           Target                       % of Cash                       Target
Pre-tax                        Portion                      Flow                            Portion
Achieved*                      Earned*                      Achieved*                       Earned*
---------                      -------                      ---------                       -------
     90%                          50%                           75%                          25%
     92%                          60%                           80%                          40%
     94%                          70%                           85%                          55%
     96%                          80%                           90%                          70%
     98%                          90%                           95%                          85%
--------------------------------------                      ---------------------------------------
    100%        Target           100%                          100%          Target         100%
--------------------------------------                      ---------------------------------------
   >100%                    See Below                         >100%                    See Below
======================================                      =======================================

         * If percentage of pre-tax profit/cash flow goal achieved is not shown above, interpolate between amounts to determine percentage of target bonus earned.

         NOTE: Individuals with responsibility for multiple divisions will have the bonus calculations determined by one of two methods:

                   1)   Based on salary allocation per division   (or)
                   2)   Simple Average


                  ADDITIONAL BONUS OPPORTUNITY (BEYOND TARGET)

         Over target bonus opportunity will be directly tied to the incremental increase in pre-tax profit and cash flow beyond the annual goals. The over target bonus opportunity for Level 1 participants will be a flat $.07 per dollar over pre-tax and $.03 per dollar over cash flow.

         Maximum bonus amount payable under the Pre-Tax portion is 70.5% of base salary; while maximum bonus amount payable under the Cash Flow portion is 23.5% of base salary.

                   ADDITIONAL ACCOUNTS RECEIVABLE BONUS AWARD
                                  OPPORTUNITY


The 1996 incentive plan provides the opportunity to receive an additional bonus award when your division achieves certain days-sales levels. Accounts Receivable levels continue to be higher than we want and a principal goal for 1996 is to significantly reduce our days of sales receivables. As a management representative, you have the opportunity to work with your customers in improving their payment schedules. Participants will be eligible for an additional bonus award according to the level of days-sales we achieve in 1996 based upon the following matrix:

        ==================================================
         Days - Sales                  Bonus Earned as a
        Level Achieved                Percent of 1996 Base
                                             Salary


        --------------------------------------------------
           (Level 1)                          1.0%
           (Level 2)                          2.0%
           (Level 3)                          3.0%


        ==================================================

                       1996 WMI-RIS MANAGEMENT BONUS PLAN
                              PARTICIPANT SUMMARY
                                    LEVEL-1


NAME: _____________________ TITLE: ______________________________

1996 BASE SALARY:  $___________ DIVISION:________________________

Plan Overview is based on January 1, 1996
Base Salary 1996 Payout is based on End of Year 1996 Base Salary

                           30%               $
                      --------------         --------------
                      Target Bonus %         Target Bonus $

-------------------------------------------------------------------------------


For 1996, your incentive bonus will be determined as follows:

BONUS MEASURABLES (000'S OMITTED)

                                           BONUS PORTION  BONUS PORTION
       CRITERIA                                   %             $          1996 BUDGET GOAL
       ---------------------------         -------------  -------------    ----------------
1.     Division Pre-Tax                            60%      _________      $_______________

2.     Division Cash Flow                          20%      _________      $_______________

3.     Safety                                      20%      _________      $ (See Note)

4.     Accounts Receivable                     (0 - 3%)     _________

NOTE: FOLLOWING SAFETY OBJECTIVES MUST BE SATISFACTORILY ACHIEVED FOR THE SAFETY PORTION OF BONUS TO BE AWARDED:

-------------------------------------------------------------------------------


-------------------------------------------------------------------------------


-------------------------------------------------------------------------------


-------------------------------------------------------------------------------